Exhibit 99.1

THE MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2016 RESULTS

Marcus Theatres® achieves record results and again outperforms the industry; strong operating performance for Marcus® Hotels & Resorts

Milwaukee, Wis., April 28, 2016…..The Marcus Corporation (NYSE: MCS) today reported results for the first quarter of fiscal 2016 ended March 31, 2016. The company recently changed its fiscal year end to the last Thursday in December and all fiscal 2016 results are compared to a comparable 13-week period in 2015, beginning December 26, 2014 and ended March 26, 2015.

First Quarter Results

•	Total revenues for the first quarter of fiscal 2016 were $125,444,000, a 5.7% increase from revenues of $118,707,000 for the comparable period in 2015.
•	Operating income was $11,346,000 for the first quarter of fiscal 2016, a 49.1% increase from operating income of $7,609,000 for the comparable prior period in 2015.
•	Net earnings attributable to The Marcus Corporation were $5,452,000 for the first quarter of fiscal 2016, a 68.4% increase from net earnings attributable to The Marcus Corporation of $3,237,000 for the comparable period in 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.20 for the first quarter of fiscal 2016, a 66.7% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.12 for the comparable prior period in 2015.

“Fiscal 2016 is off to a great start, with record revenues for The Marcus Corporation, compared to comparable periods in prior years. Marcus Theatres reported record results and again outperformed the industry and Marcus Hotels & Resorts’ operating loss improved significantly during what is traditionally a slower season,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. He noted that last year’s first quarter included the extremely busy week between Christmas and New Year’s Eve, which negatively impacted comparisons to this year, while the fiscal 2016 first quarter results in the theatre division benefited from an earlier Easter week.

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Marcus Theatres®

“First quarter revenues for Marcus Theatres increased 10.8% and operating income rose 17.7% over the comparable prior year period, with a particularly strong March film slate ending the quarter on a high note. The division outperformed the national box office by approximately six percentage points, according to Rentrak, compared to the same corresponding weeks in the prior year,” said Marcus.

“The significant investments in our theatres are making a strong contribution to our overall performance, including our attendance gains and an 11.4% increase in concession revenues in the first quarter. Our record first quarter results were achieved despite a number of screens that were closed for construction during the period,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“In December, we opened 17 newly renovated UltraScreen DLX® and SuperScreen DLXSM premium large format screens with DreamLoungerSM recliner seating, and followed that up with two new UltraScreen DLX auditoriums in February. We added five more all-DreamLounger locations in March and April 2016, increasing our total number of auditoriums with DreamLounger recliner seating to 44%. We believe we have the largest percentages of both recliner seating and premium large format screens among the major chains,” said Rodriguez.

Rodriguez said the top-performing films for the division in the first quarter were Deadpool, Star Wars: The Force Awakens, Zootopia, Batman v Superman: Dawn of Justice and The Revenant.

“Jungle Book has performed well early in the second quarter. The busy summer season starts in May, with anticipated films opening through the end of the second quarter including Captain America: Civil War, X Men: Apocalypse, Alice Through the Looking Glass, Teenage Mutant Ninja Turtles: Out of the Shadows, Finding Dory and Independence Day: Resurgence,” said Rodriguez.

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“Our growth strategies include building new theatres, acquisitions and additional investments in our existing theatres to bring our distinctive features and amenities to more movie-goers,” he said.

“We plan to begin construction on two new theatres in 2016 – a replacement theatre and our first stand-alone all in-theatre dining location. We are also continuing to expand our successful food and beverage concepts, with one Zaffiro’s SM Express and two new Reel Sizzle® locations opening in the second quarter. Reel Sizzle is our newest concept inspired by the iconic diners of the 50s that represents a growth opportunity for us,” said Rodriguez.

“In April, we purchased the Country Club Hills Cinema, a 16-screen theatre in Country Club Hills, Ill. that will be our sixth theatre in the greater Chicago area, building on our very strong presence in the southern suburbs. Renovations beginning in May will add DreamLounger recliner seating in all auditoriums, one UltraScreen DLX and two SuperScreen DLX auditoriums, as well as a Take FiveSM Lounge and Reel Sizzle dining experience. The newly remodeled theatre will open later this year,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts’ first quarter revenue per available room (RevPAR) for comparable company-owned properties increased 4.4% and the division’s operating loss improved by a significant 28.0%, compared to the comparable period in 2015. The majority of our hotels reported improved first quarter operating results, including our AC Hotel by Marriott Chicago Downtown, which was undergoing a major renovation last year at this time. Our properties benefited from additional group and transient business in what is typically the division’s weakest quarter due to the impact of winter weather on our Midwestern locations,” said Marcus.

“We are managing costs and increasing profitability, while maintaining our high levels of customer service. Our operating margin improved two percentage points in the first quarter of 2016, compared to the comparable prior period,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts. He noted that total revenues for the division were impacted by last year’s sale of the Hotel Phillips and the absence of New Year’s Eve in this year’s first quarter.

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“We continue to invest in our existing properties to maintain and enhance their value. We renovated the recently acquired iconic SafeHouse® restaurant in Milwaukee this past quarter. A renovation of the Skirvin Hilton hotel in Oklahoma City is currently underway and includes all of the guest rooms and key public spaces,” said Khairallah.

“As we increase our visibility as a national hotel management company, one of our major strengths is the established infrastructure we can bring to hotel owners and developers. This includes our highly awarded web development team that has produced nationally recognized websites, mobile apps and social media campaigns. We recently established a new business unit named Graydient Creative that will extend this experience to other companies in the hospitality, retail, theatre and entertainment industries. An example of Graydient Creative’s work is our new website, MarcusHotels.com, which was unveiled this past quarter,” added Khairallah.

Balance Sheet

“During the first quarter, we increased our quarterly cash dividend by 7.1% and repurchased 257,000 shares of our common stock, while still ending the quarter with a debt-to-total capitalization ratio of only 40%. Our strong balance sheet gives us the ability to return capital to shareholders through our dividend policy and share repurchases, while also continuing to invest in our two businesses and pursue future growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, April 28, 2016 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-399-5138 and entering the passcode 93680152. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

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A telephone replay of the conference call will be available through Thursday, May 5, 2016, by dialing 1-888-286-8010 and entering the passcode 72624673. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 670 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in nine states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 31,	March 26,
	2016	2015

Revenues:
Theatre admissions	$46,914	$42,343
Rooms	20,052	20,686
Theatre concessions	29,881	26,834
Food and beverage	14,545	15,170
Other revenues	14,052	13,674
Total revenues	125,444	118,707

Costs and expenses:
Theatre operations	40,298	36,392
Rooms	9,301	9,780
Theatre concessions	7,736	7,071
Food and beverage	12,761	13,376
Advertising and marketing	4,988	5,369
Administrative	14,604	14,241
Depreciation and amortization	10,191	9,730
Rent	2,119	2,154
Property taxes	4,143	4,046
Other operating expenses	7,957	8,623
Impairment charge	-	316
Total costs and expenses	114,098	111,098

Operating income	11,346	7,609

Other income (expense):
Investment income (loss)	8	(22)
Interest expense	(2,409)	(2,427)
Loss on disposition of property, equipment and other assets	(113)	(252)
Equity losses from unconsolidated joint ventures, net	(21)	(98)
	(2,535)	(2,799)

Earnings before income taxes	8,811	4,810
Income taxes	3,531	1,764
Net earnings	5,280	3,046
Net loss attributable to noncontrolling interests	(172)	(191)
Net earnings attributable to The Marcus Corporation	$5,452	$3,237

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.20	$0.12

Weighted average shares outstanding - diluted	27,759	27,753

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2016	2015
Assets:

Cash, cash equivalents and restricted cash	$24,909	$24,691
Accounts and notes receivable	10,762	13,366
Deferred income taxes	2,807	2,807
Other current assets	6,851	7,041
Property and equipment, net	673,345	670,702
Other assets	88,229	88,901

Total Assets	$806,903	$807,508

Liabilities and Shareholders' Equity:
Accounts payable	$22,993	$28,737
Income taxes	5,750	3,490
Taxes other than income taxes	14,179	17,303
Other current liabilities	50,407	55,500
Current portion of capital lease obligation	5,271	5,181
Current maturities of long-term debt	42,740	18,292
Capital lease obligation	13,829	15,192
Long-term debt	196,453	207,376
Deferred income taxes	46,117	46,212
Deferred compensation and other	44,712	44,527
Equity	364,452	365,698

Total Liabilities and Shareholders' Equity	$806,903	$807,508

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended March 31, 2016
Revenues	$80,477	$44,832	$135	$125,444
Operating income (loss)	17,805	(2,552)	(3,907)	11,346
Depreciation and amortization	5,858	4,241	92	10,191

13 Weeks Ended March 26, 2015
Revenues	$72,642	$45,958	$107	$118,707
Operating income (loss)	15,129	(3,546)	(3,974)	7,609
Depreciation and amortization	5,288	4,352	90	9,730

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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